PROSPECTUS SUPPLEMENT (To Prospectus Supplements Dated October 15, 2024 and September 25, 2024 and accompanying Prospectus Dated March 13, 2024)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-277585

GeoVax Labs, Inc.

Up to $14,876,177

Common Stock

This prospectus supplement updates, amends and supplements certain information in the prospectus supplements, dated October 15, 2024 and September 25, 2024 (the “Original Prospectus Supplement”), and the accompanying prospectus dated March 13, 2024 (collectively, the “ATM Prospectus”). This prospectus supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein updates, amends or supplements the information contained in the ATM Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus, and any future amendments or supplements thereto.

Under the ATM Prospectus, we registered up to $30,000,000 of shares of our common stock, par value $0.001 per share (our “Common Stock”), relating to the offer and sale of our Common Stock time to time through or to A.G.P./Alliance Global Partners (“A.G.P.”), acting as sales agent or principal, in “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, pursuant to that certain Sales Agreement, dated as of September 25, 2024, between us and A.G.P., as agent (the “Sales Agreement”). From September 25, 2024 through the date of this prospectus supplement, we sold an aggregate of 3,964,770 shares of our Common Stock for an aggregate purchase price of $8,950,918 under the ATM Prospectus.

We are filing this prospectus supplement to amend the ATM Prospectus because we are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the ATM Prospectus are a part. As a result of these limitations and the current public float of our Common Stock, and in accordance with the terms of the Sales Agreement, we may currently offer and sell shares of Common Stock having an aggregate offering price of up to approximately $5,925,259 from time to time through A.G.P. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement of which this prospectus supplement and the ATM Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “GOVX.” On September 18, 2025, the last reported sale price of our common stock was $0.6615 per share. The aggregate market value of our shares of Common Stock held by non-affiliates is approximately $21,548,168, which is calculated based on 25,320,996 shares outstanding held by non-affiliates and at a price of $0.851 per share, the closing price of our Common Stock on July 23, 2025, a date that is within 60 days of filing this prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the securities described in this prospectus supplement in a public primary offering with a value exceeding more than one-third (1/3) of the aggregate market value of our common stock held by non-affiliates in any twelve (12)-month period, so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75,000,000. During the twelve (12) calendar months prior to and including the date of this prospectus supplement, we have offered and sold aggregate gross proceeds of approximately $1,257,464 of our securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-11 of the Original Prospectus Supplement, page 7 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is September 19, 2025.